May 26, 2021

Great-West Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

I have acted as counsel to Great-West Funds, Inc. (“Great-West Funds”), a corporation organized under the laws of Maryland, in connection with the preparation and filing of Great-West Funds’ Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which relates to the issuance of Investor Class and Service Class shares of common stock, par value $0.10 per share (the “Shares”), of the Great-West SecureFoundation® Balanced Fund in connection with the reorganization of the Great-West SecureFoundation® Lifetime 2020 Fund, Great-West SecureFoundation® Lifetime 2025 Fund and Great-West SecureFoundation® Lifetime 2030 Fund (each a “Target Fund” and, collectively, the “Target Funds”) into the Great-West SecureFoundation® Balanced Fund (the “Acquiring Fund”).

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Articles Supplementary, Amended and Restated By-Laws, each as amended to date; the resolutions adopted by the Board of Directors of Great-West Funds relating to the Agreement and Plan of Reorganization (the “Agreement”), the authorization and issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments or supplements thereto and related matters; a draft of the Agreement; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the Shares of the Acquiring Fund to be issued pursuant to the Registration Statement, when issued in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the SEC.

Sincerely,

/s/ Ryan L. Logsdon

Ryan L. Logsdon
Chief Legal Officer & Secretary